BUSINESS SERVICE AGREEMENT

                                     Between

                            INTEGRAMED AMERICA, INC.

                                       And

                     CENTER FOR REPRODUCTIVE MEDICINE, P.A.


         THIS BUSINESS SERVICE AGREEMENT ("Agreement") is dated August 30, 2007 with an effective date of September 1, 2007 ("Effective Date") by and between IntegraMed America, Inc., a Delaware corporation, with its principal place of business at Two Manhattanville Road, Purchase, New York 10577 ("IntegraMed") and Center for Reproductive Medicine, P.A., a Florida professional association, with its principal place of business at 3435 Pinehurst Avenue, Orlando, Florida 32804 ("CRM"). IntegraMed and CRM are individually referred to herein as a "Party" and jointly, as "Parties."

                                    RECITALS:

         CRM  specializes  in   gynecological   services,   treatment  of  human
infertility encompassing the provision of in vitro fertilization and other assisted reproductive services ("Infertility Services"). CRM provides Infertility Services through Gary W. DeVane, M.D. Sharon B. Jaffe, M.D. and Randall A. Loy, M.D., the shareholders of CRM. Drs. DeVane, Jaffe and Loy are collectively referred to as "Physicians." CRM also contemplates providing Infertility Services through other physician employees. Physicians have entered or will enter into employment agreements with CRM on or about the date of execution of this Agreement.

         IntegraMed is in the business of making available to medical providers such as CRM certain assets (principally, facilities and equipment) and support services, primarily consisting of (i) financial management; (ii) administrative systems; (iii) clinical and laboratory organization and function; (iv) marketing and (v) operations management. Such support services and the provision of certain fixed assets are collectively referred to as "Business Services."

         CRM believes the Business Services will benefit its medical practice and desires IntegraMed's assistance with various aspects of CRM's medical practice through the utilization of the Business Services as more particularly set forth herein. CRM acknowledges and agrees that the Business Services being made available to CRM require CRM's cooperation and collaboration, and that IntegraMed, in making the Business Services available, makes no warranty or representation that the Business Services will achieve CRM's desired goals and objectives except as expressly provided in this Agreement.

         In addition, CRM desires access to capital for funding its growth and development, and IntegraMed desires to provide such capital or access to capital as provided herein.

         NOW THEREFORE, in consideration of the above recitals which the parties incorporate into this Agreement, the mutual covenants and agreements herein contained and other good and valuable consideration, CRM hereby agrees to purchase from IntegraMed the Business Services and IntegraMed agrees to provide the Business Services to CRM on the terms and conditions provided herein.

                                    ARTICLE 1

                                   DEFINITIONS

         1.1 DEFINITIONS. For the purposes of this Agreement, the following definitions shall apply:


                  1.1.1 "Adjustments" shall mean adjustments for refunds, discounts, contractual adjustments, professional courtesies, and other activities that do not generate a collectible fee as reasonably determined by IntegraMed and CRM. Adjustments shall not include Bad Debt.

                  1.1.2 "Additional Service Fee" shall mean a monthly fee paid by CRM to IntegraMed in an amount equal to a percentage of CRM's monthly PDE.

                  1.1.3 "Assets" shall mean those fixed assets utilized in connection with the operation of CRM's medical practice, including, but not limited to, fixed assets and leasehold improvements.

                  1.1.4 "Bad Debt" shall mean all or a portion of an account, loan or note receivable considered to be uncollectible in accordance with Generally Accepted Accounting Principles ("GAAP"),

                  1.1.5 "Base Service Fee" shall mean a monthly fee paid by CRM to IntegraMed in an amount equal to a percentage of CRM's monthly Physician and Other Professional Revenues.

                  1.1.6 "Business Services" shall mean IntegraMed making available certain personnel and assets (including, without limitation, all facilities and equipment necessary to operate CRM's medical practice for the provision of Infertility Business Services) and support services, primarily consisting of (i) financial management;
         (ii) administrative systems; (iii) clinical and laboratory organization and function; (iv) marketing and (v) operations management, all as more fully set forth in Article 3.

                  1.1.7 "Cost of  Services"  shall have the meaning set forth in
         Article 2.

                  1.1.8 "Facilities" shall mean the medical offices and clinical spaces of CRM, including any satellite locations, related businesses and all medical group business operations of CRM, which are utilized by CRM in its medical practice.

                  1.1.9 "Fiscal Year" shall mean the 12-month period beginning January 1 and ending December 31 of each year.

                  1.1.10 "Infertility Services" shall mean gynecological services, treatment of human infertility encompassing the provision of in vitro fertilization and other assisted reproductive services provided by CRM or any Physician Employee and Other Professional Employee.

                  1.1.11 "IntegraMed Overhead" shall mean salaries, bonuses, payroll taxes and benefits for IntegraMed corporate office employees, rent and expenses related to the operation of the IntegraMed corporate office, travel and entertainment expenses for corporate employees.

                  1.1.12 "Other Professional Employee" shall mean a non-physician individual who provides services, including nurse anesthetists, physician assistants, nurse practitioners, psychologists, and other such professional employees who generate professional charges, but shall not include Technical Employees.

                  1.1.13 "Physician-Employee" shall mean an individual, including any CRM physician owner and any other physician who is an employee of CRM or is under contract with CRM, including physicians employed by entities with whom CRM has contracted, to provide Infertility Services to CRM's patients and is duly licensed as a physician in the where CRM provides Infertility Services.

                  1.1.14 "Physician and Other Professional Revenues" shall mean all fees, whether received or accrued, and actually recorded each month (net of Adjustments) by or on behalf of CRM as a result of professional medical and laboratory services furnished to patients by Physicians and Physician-Employees and Other Professional Employees and, except as described in the next succeeding sentence, other fees or income earned in their capacity as professionals, whether rendered in an inpatient or outpatient setting, including but not limited to, medical director fees or technical fees from medical ancillary services, consulting fees, ultrasound fees from businesses owned or operated by Physicians and, including, but not limited to, contributions by pharmaceutical and other companies for marketing and research activities). Physician and Other Professional Revenues shall not include (i) board attendance fees and other compensation in connection with board memberships; provided, the compensation for board related activities does not exceed $5,000 in the aggregate, annually, per Physician and (ii) other services where Physician does not provide professional medical services such as testimony and consultation for litigation-related proceedings, lectures, passive investments, fundraising, or writing ("Permitted Services"; the compensation from Permitted Services may be retained by a Physician or Physician-Employee without limit, subject to Section
         4.7.5 hereof. Physician and Other Professional Revenues are sometimes referred to herein as "Revenues."

                  1.1.15 "Pre-distribution Earnings" ("PDE") shall mean (i) Physician and Other Professional Revenues, less (ii) Cost of Services and the Base Service Fee.

                  1.1.16 "Receivables" shall mean and include all rights to payment for services rendered or goods sold, including, without limitation, accounts receivables, contract rights, chattel paper, documents, instruments and other evidence of patient indebtedness to CRM, policies and certificates of insurance relating to any of the foregoing, and all rights to payment, reimbursement or settlement or insurance or other medical benefit payments assigned to CRM by patients or pursuant to any Preferred Provider, HMO, capitated payment agreements or other agreements between CRM and a payer, recorded each month (net of Adjustments).

                  1.1.17 "Technical Employees" shall mean embryologists and other laboratory personnel, ultrasonographers, phlebotomists and technicians who provide services to CRM.

                                    ARTICLE 2

                                COST OF SERVICES

         2.1 "Cost of Services" shall mean all ordinary and necessary expenses of CRM and all direct ordinary and necessary operating expenses, without mark-up, of IntegraMed, exclusive of IntegraMed Overhead, incurred in connection with products and/or services that are specific to CRM or customized for CRM or that are related to volume-based usage by CRM, including, without limitation, the following costs and expenses, whether incurred by IntegraMed or CRM:

                  2.1.1 Salaries and fringe benefits of all IntegraMed and other employees employed at CRM Facilities, along with payroll taxes or all other taxes and charges now or hereafter applicable to such personnel, and services of independent contractors;

                  2.1.2 Marketing expenses incurred by or on behalf of CRM, such as costs of printing marketing materials, media placements, and consumer seminars;

                  2.1.3 Any sales and use taxes assessed against CRM related to the operation of CRM's medical practice;

                  2.1.4 Lease payments, depreciation expense (determined according to GAAP), taxes and interest directly relating to the Facilities and equipment, and other expenses of the Facilities described in Section 3.2 below;

                  2.1.5 Legal fees paid by IntegraMed or CRM to outside counsel in connection with matters specific to the operation of CRM such as regulatory approvals required as a result of the parties entering into this Agreement; provided, however, legal fees incurred by the parties relative to the execution or performance of this Agreement or as a result of a dispute between the parties under this Agreement shall be borne by each party and shall not be considered a Cost of Services; and provided, further any cost related to disputes between or among Physicians shall not be considered Cost of Services and are outside the scope of this Agreement.

                  2.1.6 Health benefits provided to Physicians and Physician-Employees, including health and life insurance and long-term disability;

                  2.1.7 All insurance necessary to operate CRM including fire, theft, general liability professional liability and malpractice insurance for Physicians and Physician-Employees of CRM, and Other Professional and Technical Employees provided by IntegraMed;

                  2.1.8 Professional licensure fees and board certification fees of Physician- Employees, and Other Professional Employees rendering Infertility Services on behalf of CRM;

                  2.1.9 Membership in professional associations and continuing professional education for Physicians and Physician-Employees and Other Professional Employees;

                  2.1.10  Risk  Management  Program  described  in  Section  3.8 herein;

                  2.1.11 Cost of filing fictitious name permits pursuant to this Agreement;

                  2.1.12 Cost of supplies, medical and administrative, and all direct general and administrative expenses, including but not limited to travel and entertainment expenses, dues and subscriptions, and other business related expenses, such as cellular telephone, relative to CRM; and

                  2.1.13 Such other costs and expenses directly incurred by IntegraMed related to CRM's operations which are included in the annual operation budget referred to in Section 5.2.1 or otherwise approved by CRM in writing.

                  2.1.14 Cost incurred by IntegraMed with respect to specific requests for services from CRM that are outside those provided for in this Agreement. For such requested services, IntegraMed and CRM will mutually determine how such specific requests will be carried out, as well as how charges and costs, including, but not limited to travel, will be applied.

                  2.1.15   CRM's Bad Debt.

                  2.1.16 Costs incurred by IntegraMed with respect to Business Services related to a specific activity requested by CRM that are in excess of those Business Services typically provided to other medical providers for the same activity, including, but not limited to additional travel and staffing.

                  2.1.17 Such costs charged by third-party vendors that are, in turn, allocated among network practices. For example, and not by way of limitation, costs to install and maintain telecommunication lines linking CRM to the IntegraMed data center; annual software license maintenance fees and hardware maintenance fees related to MISYS Optimum and software license and maintenance fees associated with all other software applications utilized by CRM, including but not limited to HRIS/ON-core, Goldmine, MAS500, Centrix, HelpSTAR, Secure ID/RSA token and spam reduction services provided by IntegraMed; insurance premiums for professional liability and other insurance coverages, and; any other cost or expense that is allocated among the network practices based on volume usage.

                  2.1.18 Such additional training that CRM may request from IntegraMed beyond basic training for such applications as ARTworks or in connection with basic Marketing and Sales training.

                  2.1.19 Base salary up to $250,000 for two years for two new physicians employed by CRM ; provided, however, each such new hire must be approved by the Practice Management Board and provided, further, (i) "new physician" shall mean a physician whose hiring is not to replace a physician who has left CRM within 12 months prior to the employment of the new physician, but whose hiring increases CRM's full-time equivalent ("FTE") physicians to a number greater than CRM's FTE physicians for the previous 12 months; and (ii) "new physician" shall not mean a physician providing Infertility Services to patients in "Territory" during the 12 month period immediately preceding employment by CRM. No more than one of the two new physician shall qualify for this Cost of Services treatment at the same time.

         2.2 Notwithstanding anything to the contrary contained herein, Cost of Services shall not include costs of the following:

                  2.2.1 Any federal or state income taxes of CRM or IntegraMed other than as provided above;

                  2.2.3    The Base Service Fee;

                  2.2.4 Except as set forth in Section 2.1.19, any amount paid to or on behalf of any Physician or Physician-Employee including salary, payroll taxes, draw or pension contributions (all of which come out of CRM's share of PDE);

                  2.2.5 IntegraMed's cash outlay to acquire capital assets for which depreciation expense is to be charged as a Cost of Services under
         Section 2.1.4.

                  2.2.6    IntegraMed Overhead;

                                    ARTICLE 3

                    DUTIES AND RESPONSIBILITIES OF INTEGRAMED

         3.1      BUSINESS SERVICES AND ADMINISTRATION.

                  3.1.1 CRM hereby engages IntegraMed to provide the Business Services within the Counties of Orange, Lake, Volusia, Osceola, Seminole and Brevard in the state of Florida (the "Territory"), and CRM agrees to limit its use of the Business Services to the Territory, without prior written consent from IntegraMed. None of the Business Services made available to CRM include any physician medical functions.

                  3.1.2 IntegraMed will, on behalf of CRM and as directed by CRM, bill patients timely and collect professional fees for Infertility Business Services rendered by CRM at the Facilities, outside the Facilities for CRM's hospitalized patients, and for all other Infertility Business Services rendered by any Physician- Employee or Other Professional Employees. CRM hereby appoints IntegraMed for the term hereof to be its true and lawful attorney-in-fact, for the following purposes: (i) bill patients in CRM's name and on its behalf;
         (ii) collect Receivables resulting from such billings in CRM's name and on its behalf (recognizing that successfully collecting Receivables may be dependent on CRM's participation and cooperation, CRM will reasonably cooperate with respect to IntegraMed's collection efforts, and policies and procedures established by the Practice Management Board governing the collection of Receivables); (iii) receive payments from insurance companies, prepayments from health care plans, and all other third-party payers; (iv) take possession of and endorse in the name of CRM (and/or in the name of any Physician Employee or Other Professional Employee rendering Infertility Business Services to patients of CRM) any notes, checks, money orders, and other instruments received in payment of Receivables; and (v) at CRM's request, initiate the institution of legal proceedings in the name of CRM, with CRM's cooperation, to collect any accounts and monies owed to CRM, to enforce the rights of CRM as creditor under any contract or in connection with the rendering of any service by CRM, and to contest adjustments and denials by governmental agencies (or its fiscal intermediaries) as third-party payers.

                  3.1.3 IntegraMed will provide the administrative services function of supervising and maintaining (on behalf of CRM) all files and records relating to the operations of the Facilities, including but not limited to accounting and billing records, including for billing purposes, patient medical records, and collection records. Patient medical records shall at all times be and remain the property of CRM and shall be located at the Facilities and be readily accessible for patient care. IntegraMed's management of all files and records shall comply with all applicable state and federal laws and regulations, including without limitation, those pertaining to confidentiality of patient records. The medical records of each patient shall be expressly deemed confidential and shall not be made available to any third party except in compliance with all applicable laws, rules and regulations. IntegraMed shall have access to such records in order to provide the Business Services hereunder, to perform billing functions, and to prepare for the defense of any lawsuit in which those records may be relevant. The obligation to maintain the confidentiality of such records shall survive termination of this Agreement. CRM shall have unrestricted access to all of its records at all times.

                  3.1.4 IntegraMed will provide, as requested by CRM, all reasonably necessary clerical, accounting, bookkeeping and computer services, printing, postage and duplication services, medical transcribing services, and any other necessary or appropriate administrative services reasonably necessary for the efficient operation of CRM's medical practice at the Facilities.

                  3.1.5 With CRM' cooperation, and participation IntegraMed will design and assist with implementing an appropriate marketing program for CRM. CRM's participation is essential in developing such marketing program and accordingly, will designate one or more physicians to work with IntegraMed in designing and implementing such marketing program.

                  3.1.6 IntegraMed, upon request of CRM, will assist CRM in recruiting additional physicians, including IntegraMed providing such administrative functions as advertising for and identifying potential candidates, checking credentials, and arranging interviews; provided, however, CRM shall interview and make the ultimate decision as to the suitability of any physician to become associated with CRM. All physicians recruited by IntegraMed and accepted by CRM shall be employees of or independent contractors to CRM.

                  3.1.7 IntegraMed will assist CRM in negotiating any managed care contracts to which CRM desires to become a party. IntegraMed will provide administrative assistance to CRM in fulfilling its obligations under any such contract.

                  3.1.8 IntegraMed will arrange, in consultation with CRM, for legal and accounting services as may otherwise be reasonably required in the ordinary course of CRM's operation.

         3.2 FACILITIES. CRM shall determine the nature and extent of the facilities reasonably needed for CRM' medical practice and IntegraMed will assist CRM in obtaining such Facilities, including providing administrative support, effort and resources in obtaining the Facilities, including all furniture, equipment and furnishings necessary for the Facilities, all repairs, maintenance and improvements thereto, utility (telephone, electric, gas, water) services, customary janitorial services, refuse disposal and all other services reasonably necessary in conducting CRM's medical practice at the Facilities. IntegraMed will arrange for the cleaning of the Facilities, and timely maintenance and cleanliness of the equipment, furniture and furnishings located therein. IntegraMed will advise, counsel and collaborate with CRM regarding the condition, use and needs for the Facilities, the improvements thereto, equipment and services.

         3.3      EXECUTIVE DIRECTOR AND OTHER PERSONNEL.

                  3.3.1 EXECUTIVE DIRECTOR. IntegraMed will employ an Executive Director, approved by the Practice Management Board, as defined in
         Section 5.1, to manage and administer all of the day-to-day business functions of the Facilities. The Executive Director's compensation and benefits shall be approved by Practice Management Board. CRM agrees not to offer any compensation or benefits to the Executive Director other than those approved by the Practice Management Board.

                  3.3.2 PERSONNEL. IntegraMed will provide, as requested by CRM, Other Professional Employees, Technical Employees, support and administrative personnel, clerical, secretarial, bookkeeping and collection personnel reasonably necessary for the efficient operation of CRM at the Facilities. Such personnel must be approved by CRM, but will be under the direction and supervision of the Executive Director, except that Technical Employees and Other Professional Employees subject to the professional supervision of CRM. The compensation of such personnel shall be approved by CRM and CRM may request that any of such personnel be terminated in its reasonable discretion and in such event, all cost and expenses associated with such termination shall be a Cost of Services.

         3.4 FINANCIAL PLANNING AND GOALS. IntegraMed, in collaboration with CRM, will prepare, for the approval of the Practice Management Board, an annual capital and operating budget (the "Budget") reflecting the anticipated Revenues and Cost of Services, sources and uses of capital for growth of CRM' practice and for the provision of Infertility Services at the Facilities. IntegraMed will present the Budget to the Practice Management Board for its approval at least thirty (30) days prior to the commencement of the Fiscal Year. If the Practice Management Board can not agree on the Budget for any Fiscal Year during the term of this Agreement, the Budget for the preceding Fiscal Year will serve as the Budget until such time as a new Budget is approved.

         3.5 FINANCIAL STATEMENTS. IntegraMed will deliver to CRM monthly financial statements ("Financial Statements") within thirty (30) days after the end of each calendar month. Such Financial Statements will comprise, on a monthly and year-to-date basis, a statement of CRM' Revenues and Cost of Services and PDE, as hereinafter defined.

         3.6 TAX PLANNING AND TAX RETURNS. IntegraMed will not be responsible for any tax planning or tax return preparation for CRM, but will provide support documentation in connection with the same. Such support documentation will not be destroyed without CRM' consent.

         3.7 INVENTORY AND SUPPLIES. For the account of CRM, IntegraMed shall order and purchase inventory and supplies, and such other materials which are requested by CRM to enable CRM to deliver Infertility Services in a cost-effective quality manner.

         3.8 RISK MANAGEMENT. IntegraMed shall assist CRM in the development of a Risk Management Program and in meeting the standards of such Program.

         3.9 PERSONNEL POLICIES AND PROCEDURES. IntegraMed shall develop, in cooperation with CRM, personnel policies, procedures and guidelines, governing office behavior, protocol and procedures which will aid in compliance with applicable laws and guidelines related to employment and human resources management.

         3.10 LICENSES AND PERMITS. IntegraMed will coordinate and assist CRM in its application for and efforts to obtain and maintain all federal, state and local licenses, certifications and regulatory permits required for or in connection with the operations of CRM and equipment located at the Facilities, other than those relating to the practice of medicine or the administration of drugs by Physicians and Physician-Employees.

         3.11 SUBCONTRACTED BUSINESS SERVICES. Subject to prior approval of CRM, which approval shall not be unreasonably withheld, IntegraMed is expressly authorized to subcontract with other persons or entities for any of the services that IntegraMed is required to perform pursuant to this Agreement ("Authorized Subcontractors"). Provided, however, that IntegraMed shall disclose any term of this Agreement to any subcontractor or potential subcontractor of IntegraMed who does or will perform services to CRM to the extent the subcontractor or potential subcontractor will perform significant or continuing functions for CRM which are specific obligations of IntegraMed hereunder and shall incorporate such terms into such subcontract, including but not limited to the restrictive provisions of Section 3.1.1 hereof. No such subcontract will limit the overall responsibility of IntegraMed for compliance with the terms and provisions of this Agreement unless CRM specifically agrees in writing. Nothing in this
Section 3.11 shall apply to contracts entered into by IntegraMed that relate to services not required to be performed directly by IntegraMed such as payroll services.

         3.12 ACCESS TO PROTECTED HEALTH INFORMATION. In connection with the Business Services provided by IntegraMed pursuant to this Agreement, IntegraMed and its employees, representatives and agents will have access to protected health information ("PHI") maintained by CRM. In connection with such PHI, IntegraMed contemporaneous with entering into this Agreement will enter into a Business Associate Agreement with CRM, substantially in the form of Exhibit 3.12, in accordance with the regulations promulgated under the Health Insurance Portability & Accountability Act of 1996.

                                    ARTICLE 4

                       DUTIES AND RESPONSIBILITIES OF CRM

         4.1 TIMELY PERFORMANCE. CRM, in engaging IntegraMed to provide the Business Services described in this Agreement, acknowledges that CRM's timely performance of its duties and responsibilities as delineated in this Article 4 are material to this Agreement and to IntegraMed's interest.

         4.2 PROFESSIONAL SERVICES. CRM shall use its best efforts to cause its Physicians and Physician-Employees to provide Infertility Services to CRM' patients in compliance at all times with ethical standards, laws and regulations applying to the practice of medicine in the applicable jurisdiction which such Physician or Physician-Employee provides Infertility Services on behalf of CRM. CRM shall ensure that each Physician, Physician-Employee, any Other Professional Employee employed by CRM, and any other professional provider associated with CRM is duly licensed to provide the Infertility Services being rendered within the scope of such provider's practice. In addition, CRM shall require each Physician and Physician-Employee to maintain a DEA number and appropriate medical staff privileges as determined by CRM during the term of this Agreement. In the event that any disciplinary actions or medical malpractice actions are initiated against any Physician, Physician-Employee or other professional provider, CRM shall promptly inform the Executive Director and provide the underlying facts and circumstances of such action, and the proposed course of action to resolve the matter. Periodic updates, but not less than monthly, shall be provided to IntegraMed.

         4.3 MEDICAL PRACTICE. CRM shall use and occupy the Facilities exclusively for the purpose of providing Gynecology, Infertility Services, and related services and activities and shall use its best efforts to comply with all applicable laws and regulations and all applicable standards of medical care, including, but not limited to, those established by the American Society of Reproductive Medicine. The medical practice conducted at the Facilities shall be conducted solely by Physicians employed by CRM and Physician-Employees employed by or serving as independent contractors to CRM, and Other Professional Employees employed by CRM. No other physician or medical practitioner shall be permitted to use or occupy the Facilities without the prior written consent of IntegraMed, except in the case of a medical emergency, in which event, notification shall be provided to IntegraMed as soon after such use or occupancy as possible.

         4.4 EMPLOYMENT OF PHYSICIAN AND OTHER PROFESSIONAL EMPLOYEES. In the event CRM shall determine that additional physicians are necessary, CRM shall undertake and use its best efforts to select physicians who, in CRM's judgment, possess the credentials and expertise necessary to enable such physician candidates to become affiliated with CRM for the purpose of providing Infertility Services. CRM shall cause each Physician-Employee to enter into an employment or service agreement with CRM or their respective professional association which is a partner of CRM ("Physician Employment Agreement") in such form as is mutually and reasonably acceptable to CRM and IntegraMed. Upon CRM' request, IntegraMed shall consult with and advise CRM respecting the hiring, compensation, supervision, evaluation and termination of Physician-Employees.

         4.5 CONTINUING MEDICAL EDUCATION CRM shall require its
Physician-Employees to participate in such continuing medical education as CRM deems to be reasonably necessary for such physicians to remain current in the provision of Infertility Services.

         4.6      PROFESSIONAL INSURANCE.

                  4.6.1 CRM shall maintain professional liability coverage at all times during the Term, in limits of not less than $250,000.00 per occurrence, $750,000.00 in the aggregate. If possible, under the terms of the insurance coverage, CRM shall use its best efforts to cause IntegraMed to be named an additional named insured to the extent reasonably available at no additional cost or expense. Upon request of IntegraMed, evidence of such coverage shall be provided to IntegraMed.

                  4.6.2 IntegraMed, in conjunction with practices in the IntegraMed network, maintains a malpractice captive insurance company, ARTIC, Ltd. ("ARTIC"). As a member of the IntegraMed network, in lieu of maintaining professional liability coverage as provided for in
         Section 4.6.1, CRM is eligible to become a member of ARTIC provided it meets the underwriting requirements and pays applicable premiums and fees. As an ARTIC member, CRM is required to participate in the IntegraMed Risk Management Program.

         4.7 DIRECTION OF PRACTICE CRM, as a continuing condition of IntegraMed's obligations under this Agreement, shall at all time during the Term be and remain legally organized and operated to provide Infertility Services in a manner consistent with state and federal laws. CRM, through its physicians, is expected to provide leadership in its market area and reasonably cooperate with IntegraMed in IntegraMed's efforts to make the Business Services available to CRM. In furtherance of which:

                  4.7.1 CRM shall operate and maintain at the Facilities a full-time practice of medicine specializing in the provision of Infertility Services and shall maintain and enforce the Physician Employment Agreements or in such other form as is mutually and reasonably agreed to by CRM and IntegraMed in writing. CRM covenants that it shall not employ any physician, or have any physician as a shareholder, unless said physician shall sign the Physician Employment Agreement prior to assuming the status as employee and/or shareholder. CRM covenants that should a physician become a shareholder of CRM, that a condition precedent to the issuance of the shares shall be the ratification of this Service Agreement. The relationship between CRM and physicians who independently contract with CRM to provide services shall be in such other form as is mutually and reasonably agreed to by CRM and IntegraMed in writing.

                  4.7.2 CRM shall not terminate the Physician Employment Agreement(s) of any Physician, except in accordance with the Physician Employment Agreement(s). CRM shall not amend or modify the Physician Employment Agreements in any material manner, nor waive any material rights of CRM thereunder without the prior written approval of IntegraMed, which approval will not be unreasonably withheld, and it shall be deemed unreasonable for IntegraMed to withhold consent of an amendment or modification mandated by the necessity of compliance with applicable law. CRM covenants to enforce the terms of each Physician Employment Agreement, including but not limited to any terms confirming a Physician-Employee's commitment to practice medicine solely through CRM for a specified number of years.

                  4.7.3 Recognizing that IntegraMed would not have entered into this Agreement but for CRM's covenant to maintain and enforce the Physician Employment Agreements with any physician now employed or physicians who may hereafter become employees of CRM, and in reliance upon such Physician-Employee's observance and performance of all of the obligations under the Physician Employment Agreements, any damages, liquidated damages, compensation, payment or settlement received by CRM from a physician whose employment is terminated, shall be considered to be Physician and Other Professional Revenues.

                  4.7.4 CRM shall retain that number of Physician-Employees as are reasonably necessary and appropriate for the provision of Infertility Services. Each Physician-Employee shall hold and maintain a valid and unrestricted license to practice medicine in the applicable jurisdiction where such Physician-Employee provides Infertility Services on behalf of CRM, and all full-time Physician-Employees shall be board eligible in the practice of gynecology, with training in the subspecialty of infertility and assisted reproductive medicine. CRM shall be responsible for paying the compensation and benefits, as applicable, for all Physician-Employees, and for withholding, as required by law, any sums for income tax, unemployment insurance, social security, or any other withholding required by applicable law. IntegraMed, at the request of CRM, will establish and administer the compensation with respect to such Physician-Employees in accordance with the written agreement between CRM and each Physician Employee. IntegraMed shall neither control nor direct any Physician in the performance of Infertility Services for patients, and IntegraMed will not unreasonably interfere with the employer-employee relationship between CRM and its Physician-Employees.

                  4.7.5 CRM and its Physician-Employees shall provide patient care and clinical backup as required for the proper provision of Infertility Services to patients of CRM at CRM' Facilities. CRM shall require that its full-time Physician-Employees devote substantially all of their professional time, effort and ability to CRM's practice, including the provision of Infertility Services and the development of such practice, and that Permitted Services, of any Physician-Employee do not interfere with such Physician-Employees full time practice of Infertility Services at CRM' Facilities.

                  4.7.6 CRM shall obtain and maintain necessary licenses and operate its clinical laboratory and tissue bank services in accordance with all applicable laws and regulations. CRM agrees that the Medical Director or Tissue Bank Director, if applicable, shall be Physician-Employees or Other Professional Employees, if applicable, of CRM who meet the qualifications required by applicable State law or regulation, and that should there be a vacancy in any such position, CRM will cause another Physician-Employee or Other Professional Employee, if applicable, to fill such vacancy in accordance with applicable State law.

                  4.7.7 CRM acknowledges that it bears all medical obligations to patients treated at the Facilities and covenants that it is responsible for all tissue, specimens, embryos or biological material ("Biological Materials") kept at the Facilities on behalf of the patients (or former patients) of CRM, except for the negligence, willful or intentional misconduct of IntegraMed's employees; provided, however, this shall not apply to circumstances where an IntegraMed employee is acting under the direction or supervision of a Physician-Employee. In the event of a termination or dissolution of

         CRM, or the termination of this Agreement for any reason, CRM and the Physicians will have the obligation to account to patients and to arrange for the storage or disposal of such Biological Materials in accordance with patient consent and the ethical guidelines of the American Society of Reproductive Medicine ("Relocation Program"). IntegraMed, in such event, will, at the request of CRM, assist in the administrative details of such a Relocation Program for so long as CRM shall request and an appropriate fee shall be paid during that time. These obligations shall survive the termination of this Agreement.

                  4.7.8 CRM will designate certain physicians to (i) work with IntegraMed in designing and implementing marketing plans, (ii) participate in marketing strategy sessions, and (iii) identify targeted referral sources and managed care opportunities.

         4.8 PRACTICE DEVELOPMENT, COLLECTION EFFORTS AND NETWORK INVOLVEMENT. CRM agrees that during the term of this Agreement, CRM covenants for itself and will use reasonable efforts to cause its Physician-Employees to:

                  4.8.1 Execute such documents and take such steps reasonably necessary to assist billing and collecting for patient services rendered by CRM and its Physician-Employees;

                  4.8.2 Promote CRM's medical practice and participate in marketing efforts developed by IntegraMed and approved by CRM;

                  4.8.3  Reasonably   cooperate  with  respect  to  IntegraMed's
         collection   efforts,   and  policies  and  procedures   governing  the
         collection of Receivables; and

                  4.8.4  Comply  with  all  applicable  laws  and   regulations,
         federal, state and local.

                  4.8.5 Participate in IntegraMed network activities and programs, including, but not limited to, the Council of Physicians and Scientists, using best efforts in offering IntegraMed Pharmaceutical Services and the IntegraMed Shared Risk(R) Refund Program to patients and participating in other product and service offerings IntegraMed has in effect from time to time.


                                    ARTICLE 5

                        JOINT DUTIES AND RESPONSIBILITIES

         5.1 FORMATION AND OPERATION OF PRACTICE MANAGEMENT BOARD. IntegraMed and CRM will establish a practice management board ("Practice Management Board"), which will be responsible, to assist CRM, in developing management and administrative policies for the overall operation of CRM. The Practice Management Board will consist of designated representatives from IntegraMed as determined by IntegraMed, designated representatives of CRM as determined by CRM, the Executive Director and the Medical Director. It is the intent and objective of IntegraMed and CRM that they agree on the overall provision of the Business Services to CRM. In the case of any matter requiring a formal vote, CRM shall have one (1) vote and IntegraMed shall have one (1) vote; provided, however, the determination with respect to adding Shareholders, or hiring or firing of Physician-Employees shall be determined solely by CRM. The desire is that IntegraMed and CRM agree on matters of operations and that, if they disagree, they will have to work cooperatively to resolve any disagreement. The Practice Management Board shall meet at least three (3) times per calendar year and will maintain minutes of all meetings, which minutes shall, among other things, reflect all decisions of the Practice Management Board.

         5.2 DUTIES AND RESPONSIBILITIES OF THE PRACTICE MANAGEMENT Board. With the assistance of IntegraMed, the Practice Management Board shall have, among others, the following duties and responsibilities:

                  5.2.1 ANNUAL BUDGETS AND PROFITABILITY. Review and approve annual capital and operation budgets prepared by IntegraMed. The parties covenant and agree to use their respective best efforts to assist the Practice Management Board in achieving the projected budgets. CRM and IntegraMed agree that, recognizing changes in circumstances, annual budgets and forecast are subject to revisions. Accordingly, the Practice Management Board may, from time to time, propose to modify the annual budgets, as needed, including without limitation, staff reductions, so that CRM operates in a profitable mode which means that PDE is positive on a monthly basis. CRM's approval of such modifications shall not be unreasonably withheld and shall become part of the Budget. Further, CRM agrees that in the event CRM incurs operational losses at any point during the term of this Agreement, nothing herein shall obligate IntegraMed to incur losses under this Agreement in order to sustain CRM's operations. For example, IntegraMed may take appropriate steps to reduce its Cost of Services in order to avoid negative PDE at any point.

                  5.2.2 CAPITAL IMPROVEMENTS AND EXPANSION.Except as otherwise provided herein, any renovation and expansion plans, and capital equipment expenditures with respect to CRM shall be reviewed and approved by the Practice Management Board and shall be based upon the best interests of CRM, and shall take into account capital priorities, economic feasibility, physician support, productivity and then current market and regulatory conditions.

                  5.2.3 MARKETING BUDGET.CRM shall assist in the development of an annual marketing budget and plan prepared by IntegraMed for approval by the Practice Management Board. All annual advertising and other marketing budgets prepared by IntegraMed shall be subject to the review, amendment, approval and disapproval of the Practice Management Board.

                  5.2.4 STRATEGIC PLANNING. The Practice Management Board shall develop long-term strategic plans.

                  5.2.5 PHYSICIAN HIRING.Make recommendations regarding the number and type of physicians required for the efficient operation of CRM; provided, the final determination on physician hiring shall be made by CRM.

                  5.2.6 EXECUTIVE DIRECTOR. The Practice Management Board will direct the day-to-day functions of the Executive Director in implementing the policies agreed by the Practice Management Board. The Executive Director shall meet with the Medical Director on a regular basis as reasonably requested by either party to discuss issues pertaining to CRM. Salary and fringe benefits paid to the Executive Director shall be approved by the Practice Management Board. The Practice Management Board will conduct an annual evaluation of such individual's performance.
                           .
                                    ARTICLE 6

                             FINANCIAL ARRANGEMENTS

         6.1 COMPENSATION. The compensation set forth in this Article 6 is being paid to IntegraMed in consideration of the substantial commitment made, capital provided and services to be rendered by IntegraMed hereunder and is fair and reasonable. IntegraMed shall be paid the following amounts (collectively "Compensation"):

                  6.1.1 an amount reflecting all Cost of Services (whether incurred by IntegraMed or CRM) paid or accrued by IntegraMed pursuant to the terms of this Agreement.

                  6.1.2 during each year of this Agreement commencing with the Effective Date , a Base Service Fee, paid monthly but reconciled to annual Revenues, of an amount equal to six percent (6%) of the first $8.0 million of CRM' Revenues; five percent (5%) of CRM' Revenues over $8.0 million, but less than $12 million; and four percent (4%) of CRM' Revenues of $12 million or more.

                  6.1.3 commencing with the Effective Date, an additional service fee ("Additional Service Fee") paid monthly but reconciled to Fiscal Year operating results of CRM, equal to fifteen percent (15%) of PDE.

                  It is understood and agreed that the Additional Service Fee is paid to IntegraMed in the event CRM achieves positive PDE. Nothing herein shall be interpreted to mean that if PDE is negative, IntegraMed makes a contribution to CRM to cover any such operating losses.

         6.2      ACCOUNTS RECEIVABLE.

                  6.2.1 On or before the 20th business day of each month, commencing with the first month following the Effective Date, IntegraMed shall reconcile the Receivables of CRM arising during the previous calendar month. Subject to the terms and conditions of this Agreement, CRM hereby sells and assigns to IntegraMed as absolute owner, and IntegraMed hereby purchases from CRM all Receivables hereafter owned by or arising in favor of CRM on or before the 20th business day of each month. IntegraMed shall transfer or pay such amount of funds to CRM equal to the Receivables less Compensation due IntegraMed pursuant to Section 6.1. CRM shall cooperate with IntegraMed and execute all necessary documents in connection with the purchase and assignment of such Receivables to IntegraMed or at IntegraMed's option, to its lenders. All collections in respect of such Receivables shall be deposited in a bank account at a bank designated by IntegraMed. To the extent CRM comes into possession of any payments in respect of such Receivables, CRM shall direct such payments to IntegraMed for deposit in bank accounts designated by IntegraMed.

                  6.2.2 Any Medicare or Medicaid Receivables due to CRM shall be excluded from the operation of Section 6.2.1 hereof. Any such Receivables shall be subject to agreement of CRM and IntegraMed with respect to the collection thereof.

                  6.2.3 Commencing March 1, 2008, CRM will be charged monthly interest at an annualized rate of prime plus 2% on Receivables with average days sales outstanding ("DSO") greater than 60 days for a trailing three-month period. For example, if prime is 6% and CRM' Revenues are $1,385,000 for a three-month period, the average Revenues per day (assuming 90 days in such three-month period) equals $15,389. If on the last day of that same three-month period CRM' Receivables are $1.5 million, then CRM' DSO equal 97 days ($1.5 million divided by $15,389), resulting in interest being charged for the month on $569,393.00 of CRM' Receivables ($15,389 times 37 days) at a rate of 0.67% ( 6% prime plus 2% divided by 12), or a $3,814.93 interest charge. Any application of this Section 6.2.3 shall exclude Bad Debt from the determination of Receivables subject to an interest payment.

                  6.2.4 On or before the 20th business day of each month, commencing with the month following the Effective Date, IntegraMed shall remit to CRM the PDE generated for the previous calendar month.

                  6.3 ADVANCES. IntegraMed may advance necessary funds for CRM to meet Cost of Services and, to meet Physician distributions (through their respective professional associations), and Physician-Employee salaries; provided, however, nothing herein shall obligate IntegraMed to incur Cost of Services and Physician salary Advances in excess of Revenues under this Agreement in order to sustain CRM' operations. As security for such Advances, CRM shall deliver to IntegraMed with the execution of this Agreement a Security Agreement in the form of Exhibit 6.3 hereto giving IntegraMed a collateral interest in all Receivables of CRM and PDE payable to CRM Shareholders. IntegraMed shall, in its sole discretion, be entitled to take any and all necessary action to prevent financial losses, in the form of Cost of Services on behalf of CRM, to IntegraMed in the event CRM's Cost of Services exceed CRM' Revenues at any point during the Term of this Agreement. Notwithstanding anything herein to the contrary, no Advances will be made by IntegraMed to satisfy Physician-Employee draws, salaries or pension contributions, unless requested by CRM.

                  6.3.1 Any Advance hereunder shall be a debt owed to IntegraMed by CRM and shall be repaid in twelve equal installments plus accrued interest on the first day of each month following any Advance. To the extent PDE is available for distribution to Physicians for a particular month; IntegraMed is authorized to deduct any outstanding Advance from the PDE prior to distribution to the Physicians to pay any installment then due.

                  6.3.2 Interest expense will be charged on an Advance and will be computed at the Prime Rate plus 2% used by IntegraMed's primary bank.

         6.4      BUILD OUT AND CAPITAL COMMITMENT.

         IntegraMed agrees to invest sufficient capital to build, equip and supply appropriate office and laboratory space for CRM to conduct its medical practice at the Facilities. As an expression of IntegraMed's commitment to the growth of CRM' practice, IntegraMed agrees to maintain, during the term of this Agreement, an on-going investment in the Facilities and equipment, of an amount up to $1 million ("Capital Commitment") at an interest rate equal to the prime rate charged by IntegraMed's primary bank. Any amount invested by IntegraMed in CRM's medical Facilities in excess of $1 million will be charged to CRM as a capital cost at an interest rated of prime, plus two percent (2%) charged by IntegraMed's primary bank.


                                    ARTICLE 7

              TERM, SERVICE RIGHTS, PAYMENTS, AND OTHER COMMITMENTS


         7.1 This Agreement shall begin on the Effective Date and shall continue for twenty-five years (the "Term"), with automatic successive twenty-five year terms (each, a "Renewal Term"), unless sooner terminated as herein provided. In the event either party elects not to renew this Agreement at the expiration of the Term or a Renewal Term, said party shall give the other not less than one
(1) year's prior written notice of its intention not to renew at the expiration of the Term or a Renewal Term.

         7.2 In consideration of the considerable investment of time and resources in CRM expected by IntegraMed, CRM grants to IntegraMed the exclusive right to provide the Business Services to CRM in consideration of the payment of $2.150 Million Dollars ("Exclusive Right to Service Fee").

                                    ARTICLE 8

                          TERMINATION OF THE AGREEMENT

         8.1      TERMINATION

                  This Agreement may be terminated by either party in the event of the following:

                  8.1.1 INSOLVENCY. If a receiver, liquidator or trustee of any party shall be appointed by court order, or a petition to reorganize shall be filed against any party under any bankruptcy, reorganization or insolvency law, and shall not be dismissed within 90 days, or any party shall file a voluntary petition in bankruptcy or make assignment for the benefit of creditors, then either of the other parties may terminate this Agreement upon 10 days prior written notice to the other parties.

                  8.1.2 MATERIAL BREACH. If either party believes that the other party has materially breached its obligations hereunder, then the non-breaching party ("Accuser") shall give notice ("Breach Notice") to the breaching party ("Accused"), setting forth in detail the basis for the belief ("Accusation") and indicating that the Accused must cure said breach within 30 days ("Cure Period").

                  (a) If the Accused, in good faith denies the Accusation, then the Accused shall give notice within the Cure Period to the Accuser demanding an arbitration of whether there has been a material breach of this Agreement. Such arbitration shall be conducted in accordance with Section 11.7 hereof and the parties agree, in good faith, to commence the arbitration within 60 days of the Breach Notice and participate in the arbitration in a "time is the essence of the arbitration" basis.

                  (b) If the Accused agrees with the Breach Notice and cures the Material Breach within the Cure Period, no further action will be required by either party.

                  (c) If the Accused agrees with the Breach Notice, but the breach is not curable within the Cure Period and the Accused is making diligent efforts to cure the breach during the Cure Period ("Good Faith Cure Efforts"), the parties shall continue to operate under the terms and conditions of this Agreement. If after the exercise of such Good Faith Cure Efforts, the Accused shall be unable to cure the breach within 60 days from the Breach Notice, the Accuser shall, in good faith, extend the time in which to cure the breach, upon request of the Accused. In the event the Accuser does not extend the time in which to cure the breach, the Accused shall be entitled to arbitrate pursuant to
Section 11.7 whether the Accused is entitled to an extension in order to cure the breach.

                  (d) It is the intent of the parties that in the event of a material breach hereunder, the Accused shall the have the opportunity to a full determination of whether there was a material breach, before this Agreement terminates. If as a result of arbitration, there is a finding ("Finding") of a material breach, the Accuser shall be entitled to terminate this Agreement and the applicable section of Article 9 shall govern.

         8.2 TERMINATION BY INTEGRAMED FOR PROFESSIONAL DISCIPLINARY ACTIONS. CRM shall be obligated to suspend a physician whose authorization to practice medicine is suspended, revoked or not renewed. IntegraMed may terminate this Agreement upon 10 days prior written notice to CRM if a Physician's authorization to practice medicine is suspended, revoked or not renewed and CRM has failed to suspend such physician; provided, however, such action may not be taken until CRM has been given 30 days to resolve such physician's authorization to practice medicine. CRM shall notify IntegraMed within five (5) days of a notice that a physician's authorization to practice medicine is suspended, revoked or not renewed or that formal disciplinary action has been taken against a physician which could reasonably lead to a suspension, revocation or non-renewal of a physician's license.

         8.3 TERMINATION AT THE EXPIRATION OF A TERM OR RENEWAL TERM. In the event either party gives not less than one (1) year's prior written notice of its intent not to renew at the expiration of the Term or a Renewal Term, this Agreement shall automatically expire at the end of the Term or Renewal Term.

                                                     ARTICLE   9

                                    PURCHASE OF ASSETS - OBLIGATIONS AND OPTIONS

         9.1 TERMINATION BY INTEGRAMED. If IntegraMed terminates this Agreement due to the insolvency of CRM (Section 8.1.1), or for a Finding of material breach by CRM (Section 8.1.2), or CRM fails to suspend a physician whose license is suspended, revoked or not renewed (Section 8.2), the following shall apply:

                  9.1.1 On the closing date (the "Closing Date") for purposes of consummating the termination, CRM shall:

                  (a) Pay to IntegraMed in immediately available funds, an amount equal to the net book value (in accordance with GAAP) of all IntegraMed Assets at all Facilities made available to CRM by IntegraMed;

                  (b) Pay to IntegraMed in immediately available funds, an amount equal to the uncollected accounts receivable purchased from CRM immediately prior to the Closing Date which have not been charged to CRM as a Bad Debt under Cost of Services;

                  (c) Pay to IntegraMed, in immediately available funds, an amount equal to the to the Exclusive Right to Service Fee specified in
         Section 7.2.

                  (d) Provide to IntegraMed a Consent to Assignment from each landlord of real estate leased by IntegraMed for the benefit of CRM to the extent each landlord is willing to provide such consent. The parties shall endeavor to obtain a consent that includes a release of IntegraMed from any further obligations or liability under the leases as of the Closing Date, except for liabilities accruing prior to the Closing Date, and shall satisfy any requirements provided for in the assignment provisions of the applicable leases;

                  (e) Hire all IntegraMed employees working at the Facilities or make provision for their termination, without liability to IntegraMed after the Closing Date.

                  (f) Pay to IntegraMed in immediately available funds any outstanding liabilities under this Agreement, including any and all loans or Advances

                  (g) Execute such documents and perform such acts as may be reasonably necessary to accomplish the transactions required to effect the termination.

         For purposes of Sections 9.1, 9.2 9.3 and 9.4 the Closing Date shall mean 90 days following termination of this Agreement.

                  9.2 TERMINATION BY CRM In the event this Agreement is terminated by CRM as a result of the insolvency of IntegraMed (8.1.1) or a Finding of a material breach by IntegraMed (8.1.2), the following shall apply:

                  9.2.1 On the Closing Date for purposes of consummating the termination, CRM shall:

                  (a) Pay to IntegraMed in immediately available funds, an amount equal to the net book value (in accordance with GAAP) of all IntegraMed Assets at all Facilities made available to CRM by IntegraMed, in the event CRM opts to acquire the Assets;

                  (b) Pay to IntegraMed in immediately available funds, an amount equal to the uncollected accounts receivable purchased from CRM immediately prior to the Closing Date which have not been charged to Reproductive CRM as a Bad Debt under Cost of Services;

                  (c) Have the option of assuming leases for office and equipment used directly for the operation of CRM' business. In such event, a Consent to Assignment from each landlord of real estate leased by IntegraMed for the benefit of CRM to the extent each landlord is willing to provide such consent shall be obtained. CRM shall endeavor to obtain a consent that include a release of IntegraMed from any further obligations or liability under the leases as of the Closing Date, except for liabilities accruing prior to the Closing Date and shall satisfy any requirements provided for in the assignment provisions of the applicable leases ;

                  (d) Hire all IntegraMed employees working at the Facilities or make provision for their termination, without liability to IntegraMed after the Closing Date.

                  (e) Pay to IntegraMed in immediately available funds any outstanding liabilities under this Agreement, including any and all loans or Advances

                  (f) Execute such documents and perform such acts as may be reasonably necessary to accomplish the transactions required to effect the termination.

         9.3 EXPIRATION OF THE TERM OR A RENEWAL TERM. In the event this Agreement expires at the end of the Term or a Renewal Term, the following shall apply:

                  9.3.1 On the last day of the Term, CRM shall:

                  (a) Pay to IntegraMed in immediately available funds, an amount equal to the net book value (in accordance with GAAP) of all IntegraMed Assets at all Facilities made available to CRM by IntegraMed;

                  (b) Pay to IntegraMed in immediately available funds, an amount equal to the uncollected accounts receivable purchased from CRM immediately prior to the Closing Date which have not been charged to CRM as a Bad Debt under Cost of Services;

                  (c) Pay to IntegraMed, in immediately available funds, an amount equal to the to the Exclusive Right to Service Fee specified in
         Section 7.2.

                  (d) Provide to IntegraMed a Consent to Assignment from each landlord of real estate leased by IntegraMed for the benefit of CRM to the extent each landlord is willing to provide such consent. The parties shall endeavor to obtain a consent that include a release of IntegraMed from any further obligations or liability under the leases as of the Closing Date, except for liabilities accruing prior to the Closing Date, and shall satisfy any requirements provided for in the assignment provisions of the applicable leases;

                  (e) Hire all IntegraMed employees working at the Facilities or make provision for their termination, without liability to IntegraMed after the Closing Date.

                  (f) Pay to IntegraMed in immediately available funds any outstanding liabilities under this Agreement, including any and all loans or Advances

                  (g) Execute such documents and perform such acts as may be reasonably necessary to accomplish the transactions required to effect the termination.

         9.4      TRANSFER OF OWNERSHIP

         Upon receipt of payments due under this Article 9 and other payments due, IntegraMed shall transfer ownership and possession of the Assets, and assign all right, title and interest in and to and obligations under the Lease(s) to CRM and return to CRM all security deposits. CRM shall have the option of receiving full credit on the payments due under this Article 9 for all liens, encumbrances or security interest, or of having IntegraMed transfer ownership of the Assets free and clear of all liens, encumbrances or security interests thereon.

                                   ARTICLE 10

                                    INSURANCE

         10.1 CRM shall carry professional liability insurance, covering itself and its employees providing Infertility Services under this Agreement in accordance with Section 4.6 hereof.

         10.2 IntegraMed, through ARTIC, maintains professional liability insurance, covering itself and its employees providing patient care under this Agreement in the minimum amount of $1 million per incident, $3 million in the aggregate, which shall be a Cost of Services as provided for in Section 2.1.7. IntegraMed shall also carry a policy of public liability and property damage insurance, which shall be a Cost of Services as provided for in Section 2.1.7, with respect to the Facilities under which the insurer agrees to indemnify IntegraMed and CRM against all cost, expense and/or liability arising out of or based upon any and all claims, accidents, injuries and damages customarily included within the coverage of such policies of insurance available for IntegraMed. The minimum limits of liability of such insurance shall be $1 million combined single limit covering bodily injury and property damage. IntegraMed shall obtain and maintain in full force and effect during the term of this Agreement, appropriate workers' compensation insurance coverage on all employees of IntegraMed, to the extent required by law. Certificates of Insurance evidencing such policies and additional insured status shall be presented to CRM upon request of CRM.

         10.3 CRM and IntegraMed shall provide written notice to the other at least thirty (30) days in advance of the effective date of any reduction, cancellation or termination of the insurance required to be carried by each hereunder.


                                   ARTICLE 11

                                  MISCELLANEOUS

         11.1  INDEPENDENT  CONTRACTOR.   IntegraMed  and  CRM  are  independent
contracting parties. In this regard, the parties agree that:

                  11.1.1 The relationship between IntegraMed and CRM is that of an independent supplier of non-medical services and a medical practice, respectively, and, unless otherwise provided herein, nothing in this Agreement shall be construed to create a principal-agent, employer-employee, or master-servant relationship between IntegraMed and CRM;

                  11.1.2 Notwithstanding the authority granted to IntegraMed herein, IntegraMed and CRM agree that CRM shall retain the full authority to direct all of the medical, professional, and ethical aspects of its medical practices;

                  11.1.3 Any powers of CRM not specifically vested in IntegraMed by the terms of this Agreement shall remain with CRM;

                  11.1.4 CRM shall, at all times, be the sole employer of the Physician-Employees, the Other Professional Employees required by law to be employees of CRM and all other professional personnel engaged by CRM in connection with the operation of its medical practice at the Facilities, and shall be solely responsible for the payment of all applicable federal, state or local withholding or similar taxes and provision of workers' compensation and disability insurance for such professional personnel that are employees of CRM;

                  11.1.5 No party shall have the right to participate in any benefits, employment programs or plans sponsored by the other party on behalf of the other party's employees, including, but not limited to, workers' compensation, unemployment insurance, tax withholding, health insurance, life insurance, pension plans or any profit sharing arrangement;

                  11.1.6 In no event shall any party be liable for the debts or obligations of any other party except as otherwise specifically provided in this Agreement; and

                  11.1.7 Matters involving the internal agreements and finances of CRM, including but not limited to the distribution of professional fee income among Physician Employees and, if applicable, Other Professional Employees who are providing professional services to patients of CRM, and other employees of CRM, disposition of CRM property and stock, accounting, tax preparation, tax planning, and pension and investment planning, hiring and firing of physicians, decisions and contents of reports to regulatory authorities governing CRM and licensing, shall remain the sole responsibility of CRM and the individual Physicians.

         11.2 FORCE MAJEURE. No party shall be liable to the other parties for failure to perform any of the services required under this Agreement in the event of a strike, lockout, calamity, act of God, unavailability of supplies, or other event over which such party has no control, for so long as such event continues and for a reasonable period of time thereafter, and in no event shall such party be liable for consequential, indirect, incidental or like damages caused thereby.

         11.3 EQUITABLE RELIEF. Without limiting other possible remedies available to a non-breaching party for the breach of the covenants contained herein, including the right of IntegraMed to cause CRM to enforce any and all provisions of the Physician Employment Agreements described in Section 4.3 hereof, injunctive or other equitable relief shall be available to enforce those covenants, such relief to be without the necessity of posting bond, cash or otherwise. If any restriction contained in said covenants is held by any court to be unenforceable or unreasonable, a lesser restriction shall be enforced in its place and remaining restrictions therein shall be enforced independently of each other.

         11.4 PRIOR AGREEMENTS; AMENDMENTS. This Agreement supersedes all prior agreements and understandings between the parties as to the subject matter covered hereunder including the Former Agreement, and this Agreement may not be amended, altered, changed or terminated orally. No amendment, alteration, change or attempted waiver of any of the provisions hereof shall be binding without the written consent of all parties, and such amendment, alteration, change, termination or waiver shall in no way affect the other terms and conditions of this Agreement, which in all other respects shall remain in full force.

         11.5 ASSIGNMENT; BINDING EFFECT. This Agreement and the rights and obligations hereunder may not be assigned without the prior written consent of all of the parties, and any attempted assignment without such consent shall be void and of no force and effect, except that IntegraMed may assign this Agreement to any affiliate, which for purposes of this Agreement, shall include any parent or subsidiary of IntegraMed, without the consent of CRM, provided IntegraMed shall remain liable for its obligations hereunder. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties' respective heirs, legal representatives, successors and permitted assigns.

         11.6 WAIVER OF BREACH. The failure to insist upon strict compliance with any of the terms, covenants or conditions herein shall not be deemed a waiver of such terms, covenants or conditions, nor shall any waiver or relinquishment of any right at any one or more times be deemed a waiver or relinquishment of such right at any other time or times.

         11.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York irrespective of the principal place of business of the parties hereto. Any and all claims, disputes, or controversies arising under, out of, or in connection with this Agreement or any beach thereof, except for equitable relief sought pursuant to Section 11.3 hereof, shall be determined by binding arbitration in the State of Florida, City of Orlando (hereinafter "Arbitration"). The party seeking determination shall subject any such dispute, claim or controversy to the American Arbitration Association, and the rules of commercial arbitration thereof shall govern. The Arbitration shall be conducted and decided by a single arbitrator, unless the parties mutually agree, in writing at the time of the Arbitration, to three arbitrators. In reaching a decision, the arbitrator(s) shall have no authority to change or modify any provision of this Agreement, including any liquidated damages provision. Each party shall bear its own expenses and one-half the expenses and costs of the arbitrator(s). Any application to compel Arbitration, confirm or vacate an arbitral award or otherwise enforce this Section 11.7 shall be brought in the Courts of the State of Florida or the United States District Court for the Middle District of Florida, to whose jurisdiction for such purposes CRM and IntegraMed hereby irrevocably consent and submit.

         11.8 SEPARABILITY. If any portion of the provisions hereof shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such portion or provisions in circumstances other than those in which it is held invalid or unenforceable, shall not be affected thereby, and each portion or provision of this Agreement shall be valid and enforced to the fullest extent permitted by law, but only to the extent the same continues to reflect fairly the intent and understanding of the parties expressed by this Agreement taken as a whole.

         11.9 HEADINGS. Section and paragraph headings are not part of this Agreement and are included solely for convenience and are not intended to be full or accurate descriptions of the contents thereof.

         11.10 NOTICES. Any notice or other communication required by or which may be given pursuant to this Agreement shall be in writing and mailed, certified or registered mail, postage prepaid, return receipt requested, or overnight delivery service, such as FedEx or DHL Express, prepaid, and shall be deemed given when received. Any such notice or communication shall be sent to the address set forth below:

                  11.10.1  If for IntegraMed:

                           Jay Higham., President & CEO
                           IntegraMed America, Inc.
                           Two Manhattanville Road
                           Purchase, New York 10577
                                    With a copy to:

                           Claude E. White, General Counsel
                           IntegraMed America, Inc.
                           Two Manhattanville Road
                           Purchase, New York 10577

                  11.10.2  If for CRM:

                           Randall A. Loy, President
                           Center for Reproductive Medicine, P.A.
                           3435 Pinehurst Avenue
                           Orlando, Florida 32804

                                    With a copy to:

                           Richard H. Breit, Esq.
                           Richard H. Breit, P.A.
                           8551 West Sunrise Boulevard
                           Suite 300
                           Plantation, FL 33322-4007


         Any party hereto, by like notice to the other parties, may designate such other address or addresses to which notice must be sent.

         11.11 ENTIRE AGREEMENT. This Agreement and all attachments hereto represent the entire understanding of the parties hereto with respect to the subject matter hereof and thereof, and cancel and supersede all prior agreements and understandings among the parties hereto, including the Former Agreement, whether oral or written, with respect to such subject matter.

         11.12 NO MEDICAL PRACTICE BY INTEGRAMED. IntegraMed will not engage in any activity that constitutes the practice of medicine, and nothing contained in this Agreement is intended to authorize IntegraMed to engage in the practice of medicine or any other licensed profession.

         11.13    CONFIDENTIAL INFORMATION.

                  11.13.1 During the initial term and any renewal term(s) of this Agreement, the parties may have access to or become acquainted with each other's trade secrets and other confidential or proprietary knowledge or information concerning the conduct and details of each party's business ("Confidential Information"). At all times during and after the termination of this Agreement, no party shall directly or indirectly, communicate, disclose, divulge, publish or otherwise express to any individual or governmental or non-governmental entity or authority (individually and collectively referred to as "Person") or use for its own benefit, except in connection with the performance or enforcement of this Agreement, or the benefit of any Person any Confidential Information, no matter how or when acquired, of another party. Each party shall cause each of its employees to be advised of the confidential nature of such Confidential Information and to agree to abide by the confidentiality terms of this Agreement. No party shall photocopy or otherwise duplicate any Confidential Information of another party without the prior express written consent of the such other party except as is required to perform services under this Agreement. All such Confidential Information shall remain the exclusive property of the proprietor and shall be returned to the proprietor immediately upon any termination of this Agreement.

                  11.13.2 Confidential Information shall not include information which (i) is or becomes known through no fault of a party hereto; (ii) is learned by a party from a third-party legally entitled to disclose such information; or (iii) was already known to a party at the time of disclosure by the disclosing party.

                  11.13.3 In order to minimize any misunderstanding regarding what information is considered to be Confidential Information, IntegraMed or CRM will designate at each others request the specific information which IntegraMed or CRM considers to be Confidential Information.

         11.14    INDEMNIFICATION.

                  11.14.1 IntegraMed agrees to indemnify and hold harmless CRM, its directors, officers, employees and servants from any suits, claims, actions, losses, liabilities or expenses (including reasonable attorney's fees) arising out of or in connection with any act or failure to act by IntegraMed related to the performance of its duties and responsibilities under this Agreement. The obligations contained in this Section 11.14.1 shall survive termination of this Agreement. This indemnification provision shall apply to both third-party claims and second-party claims, including, but not limited to, claims, actions, damages, losses, expenses, or costs (including, but not limited to, reasonable attorneys' fees and court costs) incurred by one party to this Agreement as a result of an act, or omission to act, on the part of the other party, its agents, or employees pursuant to this Agreement

                  11.14.2 CRM agrees to indemnify and hold harmless IntegraMed, its shareholders, directors, officers, employees and servants from any suits, claims, actions, losses, liabilities or expenses (including reasonable attorney's fees) arising out of or in connection with any act or failure to act by CRM related to the performance of its duties and responsibilities under this Agreement. The obligations contained in this Section 11.14.2 shall survive termination of this Agreement. This indemnification provision shall apply to both third-party claims and second-party claims, including, but not limited to, claims, actions, damages, losses, expenses, or costs (including, but not limited to, reasonable attorneys' fees and court costs) incurred by one party to this Agreement as a result of an act, or omission to act, on the part of the other party, its agents, or employees pursuant to this Agreement

                  11.14.3 In the event of any claims or suits in which IntegraMed and/or CRM and/or their directors, officers, employees and servants are named, each of IntegraMed and CRM for their respective directors, officers, employees agree to cooperate in the defense of such suit or claim; such cooperation shall include, by way of example but not limitation, meeting with defense counsel (to be selected by the respective party hereto), the production of any documents in his/her possession for review, response to subpoenas and the coordination of any individual defense with counsel for the respective parties hereto. The respective party shall, as soon as practicable, deliver to the other copies of any summonses, complaints, suit letters, subpoenas or legal papers of any kind, served upon such party, for which such party seeks indemnification hereunder. This obligation to cooperate in the defense of any such claims or suits shall survive the termination, for whatever reason, of this Agreement.




















                         [Signatures on Following Page]

         IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the day and year first above written.


CENTER FOR REPRODUCTIVE MEDICINE, P.A.



By: /s/ Randall A. Loy
    --------------------------------------
        Randall A. Loy, M.D., President


INTEGRAMED AMERICA, INC.



By: /s/ Jay Higham
   ---------------------------------------
        Jay Higham, President & CEO

























                  [Signature page- Business Service Agreement]

                                  Exhibit 3.12

                          Business Associate Agreement

                                   [Attached]

                                   Exhibit 6.3

                               Security Agreement

                                   [Attached]